   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   PACIFICORP
             (Exact name of registrant as specified in its charter)

                         OREGON                                                  93-0246090
            (State or other jurisdiction of                         (I.R.S. Employer Identification No.)
             incorporation or organization)

                         ------------------------------

                                825 NE MULTNOMAH
                          PORTLAND, OREGON 97232-4116
                                 (503) 813-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               RICHARD T. O'BRIEN
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
                                825 NE MULTNOMAH
                          PORTLAND, OREGON 97232-4116
                                 (503) 813-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                    Stoel Rives LLP                                 Winthrop, Stimson, Putnam & Roberts
            900 SW Fifth Avenue, Suite 2600                                One Battery Park Plaza
              Portland, Oregon 97204-1268                              New York, New York 10004-1490
            Attention of John M. Schweitzer                             Attention of Todd W. Eckland
                     (503) 294-9225                                            (212) 858-1440

                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
                         ------------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED
                                                                       PROPOSED MAXIMUM         MAXIMUM
                                                      AMOUNT TO BE      OFFERING PRICE         AGGREGATE             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED  REGISTERED(1)(2)      PER UNIT(1)     OFFERING PRICE(1)(2)  REGISTRATION FEE(3)
First Mortgage Bonds; Unsecured Debt Securities;
  and No Par Serial Preferred Stock.............           --                 --            $1,550,000,000         $430,900(4)

(1) The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price for each class of securities being registered have been omitted in accordance with General Instruction II.D of Form S-3.
(2) In no event will the aggregate initial offering price (excluding accrued interest) of the securities issued under this Registration Statement exceed $1,550,000,000.
(3) The amount of the registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(4) An aggregate of $300,000,000 of securities is being carried forward from registration statement No. 333-09115, which registered, among other securities, First Mortgage Bonds, Unsecured Debt Securities and No Par Serial Preferred Stock and as to which securities a registration fee of $103,448 was previously paid with such registration statement, at the then-effective rate of 1/29th of one percentum.
                         ------------------------------
    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and registration statement
No. 333-09115.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. PACIFICORP MAY NOT SELL, OR ACCEPT OFFERS TO BUY, THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, AND THERE SHALL BE NO SALES OF THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 $1,850,000,000

                                   PACIFICORP

                              FIRST MORTGAGE BONDS
                           UNSECURED DEBT SECURITIES
                         NO PAR SERIAL PREFERRED STOCK

                               ------------------

    PacifiCorp, an Oregon corporation (the "Company"), may from time to time offer

       - First Mortgage Bonds ("Additional Bonds"),

       - unsecured debt securities, including subordinated debt securities ("Unsecured Debt Securities"), and

       - shares of its No Par Serial Preferred Stock ("Additional Preferred Stock"),

all at prices and on terms to be determined at the time of sale. Additional Bonds, Unsecured Debt Securities and Additional Preferred Stock (collectively, the "Securities") may be issued in one or more issuances or series and the aggregate initial offering price thereof will not exceed $1,850,000,000.

    The Company will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, dividend rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

    The Securities may be sold directly by the Company, through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 22 of this prospectus also provides more information on this topic.

    The Company's principal executive offices are located at 825 NE Multnomah, Portland, Oregon 97232 and its telephone number is (503) 813-5000.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

                THE DATE OF THIS PROSPECTUS IS           ,     .

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Company.................................................      2

Consolidated Ratios of Earnings to Fixed Charges............      3

Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.............................      3

Where You Can Find More Information.........................      4

Use of Proceeds.............................................      5

Description of Capital Stock................................      5

Description of Additional Bonds.............................      7

Description of Unsecured Debt Securities....................     13

Book-Entry Issuance.........................................     20

Plan of Distribution........................................     22

Legal Opinions..............................................     23

Experts.....................................................     23

                                  THE COMPANY

GENERAL

    The Company is an electricity company in the United States and Australia. In the United States, the Company conducts its retail electric utility business as Pacific Power and Utah Power, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp Group Holdings Company ("Holdings"), a wholly owned subsidiary, holds the stock of subsidiaries conducting businesses not regulated as domestic electric utilities. Holdings indirectly owns 100% of Powercor Australia Limited, the largest of the five electric distribution companies in Victoria, Australia.

    The Company's strategic business plan is to focus on its electricity businesses in the western United States and Australia. As part of its strategic business plan, the Company is selling its other domestic and international businesses, and is terminating all of its business development activities outside of the United States and Australia. Holdings continues to liquidate portions of the loan, leasing, real estate and affordable housing investment portfolio of PacifiCorp Financial Services, Inc. ("PFS"). PFS presently expects to retain only its tax-advantaged investments in leveraged lease assets and limit its pursuit of tax-advantaged investment opportunities.

    For additional information concerning the Company's business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings, including the status of industry restructuring in the Company's service areas and its effect on the Company, and descriptions of certain laws and regulations to which it is subject, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

PROPOSED MERGER WITH SCOTTISHPOWER

    On December 6, 1998, the Company signed an agreement and plan of merger with Scottish Power plc ("ScottishPower"). ScottishPower subsequently announced its intention to establish a new holding company for the ScottishPower group pursuant to a court-approved reorganization in the United Kingdom. Accordingly, on February 23, 1999, the parties executed an amended and restated merger agreement under which the Company will become an indirect, wholly owned subsidiary of the new holding company, which has been renamed Scottish
Power plc ("New ScottishPower"), and ScottishPower will become a sister company to the Company. The combined company will have seven million customers and 23,500 employees worldwide and will be headquartered in Glasgow, Scotland. The Company will continue to operate under its current name, and its headquarters will remain in Portland, Oregon.

    In the merger, each share of the Company's common stock will be converted into the right to receive 0.58 New ScottishPower American Depositary Shares (each New ScottishPower American Depositary Share represents four ordinary shares), which will be listed on the New York Stock Exchange, or, upon the proper election of the holders of the Company's common stock, 2.32 ordinary shares of New ScottishPower, which will be listed on the London Stock Exchange.

    The proposed merger was approved by the shareholders of both companies in June 1999. In addition, the proposed merger has received clearance from the U.S. Federal Energy Regulatory Commission, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and from United Kingdom and Australian regulatory authorities. The California Public Utilities Commission approved the merger application in June 1999. Formal regulatory hearings were completed in all other states that have jurisdiction over the Company by the end of August. In October 1999, the companies received approval for the merger from the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, and in November 1999, the Idaho Public Utilities Commission and the Public Service Commission of Wyoming approved the merger. Both companies have an application pending for approval with the Utah Public Service Commission. Staff members in these states recommended approval of the merger, subject to certain conditions. All Federal approvals, including, without limitation, approvals from the Federal Communications Commission and the Nuclear Regulatory Commission, have been obtained.

    Both companies expect that all regulatory approvals will be obtained before the end of the year.

    The outstanding shares of the Company's three classes of preferred stock will not be converted in the merger and will continue to have the same rights and preferences they had before the merger. However, the merger agreement requires the Company to redeem the $1.16, $1.18 and $1.28 series of its preferred stock before the merger. The Company's outstanding debt securities, including its first mortgage bonds and subordinated debt securities, will continue to be outstanding after the merger.

    For additional information concerning the Company's proposed merger with ScottishPower, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges of the Company for the years ended December 31, 1994 through 1998 and for the nine months ended September 30, 1999, calculated as required by the Commission, are 2.9x, 2.7x, 2.5x, 1.7x, 1.6x and 2.7x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of

    (i) income from continuing operations,

    (ii) taxes based on income from continuing operations,

   (iii) minority interest in the income of majority-owned subsidiaries that have fixed charges,

    (iv) fixed charges, and

    (v) undistributed losses (income) of less than 50% owned affiliates without loan guarantees.

    "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.

               CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the years ended December 31, 1994 through 1998 and for the nine months ended September 30, 1999, calculated as required by the Commission, are 2.4x, 2.3x, 2.3x, 1.6x, 1.5x and 2.5x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of:

    (i) income from continuing operations,

    (ii) taxes based on income from continuing operations,

   (iii) minority interest in the income of majority-owned subsidiaries that have fixed charges,

    (iv) fixed charges, and

    (v) undistributed losses (income) of less than 50% owned affiliates without loan guarantees.

    "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations. "Preferred stock dividends" represents preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. The Company also files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding companies (such as the Company) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. The Company's SEC filings, and other information on the Company, may also be obtained on the Internet at its web site at WWW.PACIFICORP.COM although information contained on the Company's web site does not constitute part of this prospectus.

    The SEC allows the Company to "incorporate by reference" the information that it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Later information that the Company files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. The Company has filed with the SEC and incorporates by reference the documents below:

    (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Company's Form 10-K/A dated April 30, 1999 and the Company's Form 10-K/A dated June 29, 1999;

    (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

   (iii) The Company's Current Reports on Form 8-K dated December 7, 1998 (including Form 8-K/A Amendment No. 1), February 16, 1999 and May 9, 1999; and

    (iv) The Company's definitive Proxy Statement/Prospectus dated May 6, 1999, which is part of the Registration Statement on Form F-4 filed on May 6, 1999 by Scottish Power plc and New Scottish Power plc, Registration No. 333-77877.

    You may request a free copy of any of these filings by writing or telephoning the Company at the following address or telephone number:

                                   PACIFICORP
                                825 NE MULTNOMAH
                             PORTLAND, OREGON 97232
         ATTENTION: WILLIAM E. PERESSINI, VICE PRESIDENT AND TREASURER
                        TELEPHONE NUMBER: (503) 813-5000

    You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. The Company has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. The Company is not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

    Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by the Company from the issuance and sale of the Securities will initially become part of the general funds of the Company and will be used to repay all or a portion of the Company's short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of three classes of preferred stock ("Preferred Stock"): 126,533 shares of 5% Preferred Stock of the stated value of $100 per share ("5% Preferred Stock"), 3,500,000 shares of Serial Preferred Stock of the stated value of $100 per share ("Serial Preferred Stock") and 16,000,000 shares of No Par Serial Preferred Stock ("No Par Serial Preferred Stock"); and 750,000,000 shares of Common Stock ("Common Stock").

    Following is a brief summary of the relative rights and preferences of the various classes of the Company's capital stock, which does not purport to be complete. For a complete description of the relative rights and preferences of the various classes of the Company's capital stock, reference is made to
Article III of the Company's Third Restated Articles of Incorporation (the "Articles"), a copy of which is an exhibit to the registration statement.

GENERAL

    The Company's Articles provide that Serial Preferred Stock and No Par Serial Preferred Stock each may be issued in one or more series and that all such series of each such class, respectively, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the Company's Board of Directors at the time of its creation and expressed in a resolution, as to:

    - the dividend rate or rates, which may be subject to adjustment,

    - the date or dates from which dividends shall be cumulative,

    - the dividend payment dates,

    - the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution or winding up of the Company,

    - the rights of conversion, if any, into shares of Common Stock and the terms and conditions of any such conversion,

    - provisions, if any, for the redemption or purchase of shares, which may be at the option of the Company or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment, and

    - with respect to the No Par Serial Preferred Stock, voting rights.

    The specific terms of the series of Additional Preferred Stock to which this prospectus relates, including the dividend rate (or, if the rate is not fixed, the method of determining the dividend rate) and restrictions, the liquidation preference per share, the voting rights for shares of such series, redemption or conversion provisions, if any, and other specific terms of such series, will be set forth in a prospectus supplement.

DIVIDENDS

    Each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the Articles at the time of creation of each series. Subject to the prior rights of each class of Preferred Stock (and to the rights of any other classes of preferred stock hereafter authorized), the Common Stock alone is entitled to all dividends other than those payable in respect of each class of Preferred Stock.

    For certain restrictions on the payment of dividends, reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein and to "Description of Additional Bonds--Dividend Restrictions" herein.

LIQUIDATION RIGHTS

    Upon involuntary liquidation of the Company, each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to the stated value thereof or, in the case of the No Par Serial Preferred Stock, the amount fixed as the consideration therefor in the resolution creating the series of No Par Serial Preferred Stock, in each case plus accrued dividends to the date of distribution.

    Upon voluntary liquidation of the Company, each outstanding series of No Par Serial Preferred Stock (other than the $7.70 Series and the $7.48 Series, which are entitled to $100 per share) and Serial Preferred Stock (other than the 7.00%, 6.00%, 5.00% and 5.40% Series, which are entitled to $100 per share) is entitled to an amount equal to the then current redemption price for such series and the 5% Preferred Stock is entitled to $110 per share, in each case plus accrued dividends to the date of distribution, pari passu with each other class and in preference to the Common Stock.

    Subject to the rights of each class of Preferred Stock (and to the rights of any other class of preferred stock hereafter authorized), the Common Stock alone is entitled to all amounts available for distribution upon liquidation of the Company other than those to be paid on each class of Preferred Stock.

VOTING RIGHTS

    The holders of the 5% Preferred Stock, Serial Preferred Stock and Common Stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the No Par Serial Preferred Stock are entitled to such voting rights as are set forth in the Articles upon creation of each series. Certain series of No Par Serial Preferred Stock may not be entitled to vote on matters presented to shareholders generally, including the election of directors. During any periods when dividends on any class of Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, the holders of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, have the right to elect a majority of the full Board of Directors. No Preferred Stock dividends are in arrears at the date of this prospectus.

    Holders of the outstanding shares of any class of Preferred Stock are entitled to vote as a class on certain matters, such as changes in the aggregate number of authorized shares of the class and certain changes in the designations, preferences, limitations or relative rights of the class. The vote of holders of at least two-thirds of each class of Preferred Stock is required prior to creating any new stock ranking prior thereto or altering its express terms to its prejudice. The vote of holders of a majority of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, is required prior to merger or consolidation and prior to making certain unsecured borrowings and certain issuances of Preferred Stock.

    None of the Company's outstanding shares of capital stock has cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Board of Directors.

    None of the Company's outstanding shares of capital stock has any preemptive rights.

VOTING ON CERTAIN TRANSACTIONS

    Under the Articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of the Company or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of the Company or its subsidiaries, or any issuance of voting securities of the Company, will require in addition to existing voting requirements, approval by at least 80% of the outstanding Voting Stock (for purposes of this provision, Voting Stock is defined as all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered as one class). A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the Voting Stock. The 80% voting requirement will not apply in the following instances:

    - The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

    - The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the Continuing Directors (as defined in the Articles) at least equivalent to, the highest per-share price paid by the Related Person for any Voting Stock acquired by it;

    - At least two-thirds of the Continuing Directors expressly approved in advance the acquisition of the Voting Stock that caused such Related Person to become a Related Person; or

    - The transaction is approved by at least two-thirds of the Continuing Directors.

    This provision of the Articles may be amended or replaced only upon the approval of the holders of at least 80% of the Voting Stock.

CLASSIFICATION OF BOARD; REMOVAL

    The Board of Directors of the Company is divided into three classes, designated Class I, Class II, and Class III, each class as nearly equal in number as possible. The directors in each class serve staggered three-year terms such that one-third (or as close thereto as possible) of the Board of Directors is elected each year. A vote of at least 80% of the votes entitled to be cast at an election of directors is required to remove a director without cause, and at least two-thirds of the votes entitled to be cast at an election of directors are required to remove a director for cause. Any amendment or revision of this provision requires the approval of at least 80% of the votes entitled to be cast at an election of directors.

                        DESCRIPTION OF ADDITIONAL BONDS

GENERAL

    Additional Bonds may be issued from time to time under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Mortgage unless otherwise noted.

    The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into the Company or the conveyance or transfer to the Company by another such company of all or substantially all of such company's property that is of the same character as Property Additions under the Mortgage, an existing mortgage constituting a first lien on operating properties of such other company may be designated by the Company as a Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to such additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of Bonds under the Mortgage.

    The Company expects to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to such Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See "Book-Entry Issuance."

MATURITY AND INTEREST PAYMENTS

    Reference is made to the prospectus Supplement relating to any Additional Bonds for the date or dates on which such Bonds will mature; the rate or rates per annum at which such Bonds will bear interest; and the times at which such interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under "--Redemption or Purchase of Additional Bonds" below, will be as established in or pursuant to resolutions of the Board of Directors of the Company at the time of issuance of the Additional Bonds.

REDEMPTION OR PURCHASE OF ADDITIONAL BONDS

    The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage or may be subject to repurchase at the option of the holder.

    Reference is made to the prospectus Supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of such Bonds.

    If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

    While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

    Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the redemption or repurchase of Bonds of any series. (Articles XII and XIII)

SECURITY AND PRIORITY

    The Bonds issued under the Mortgage will be secured by a first mortgage lien on certain utility property owned from time to time by the Company and/or
Class "A" Bonds held by the Mortgage Trustee. The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

    There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; the Company's interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The Company has reserved the right, without any consent or other action by holders of Bonds of the Eighth Series or any subsequently created series of Bonds (including the Additional Bonds), to amend the Mortgage in order to except from the Lien of the Mortgage allowances allocated to steam-electric generating plants owned by the Company, or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

    The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation or merger (whether or not the Company is the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to the Company or sale of substantially all of the Company's assets. In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title. (Section 18.03)

    The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

ISSUANCE OF ADDITIONAL BONDS

    The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of:

    (1) 70% of qualified Property Additions after adjustments to offset retirements;

    (2) Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee;

    (3) retirement of Bonds or certain prior lien bonds; and/or

    (4) deposits of cash.

With certain exceptions in the case of clause (2) and (3) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the issue of Additional Bonds, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by the Company, and all other indebtedness secured by a lien prior to the Lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect.
(Articles IV through VII)

    Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

    The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 to 1.07 and 4.01 to 7.01)

RELEASE AND SUBSTITUTION OF PROPERTY

    Property subject to the Lien of the Mortgage may be released upon the basis of:

    (1) the release of such property from the Lien of a Class "A" Mortgage;

    (2) the deposit of cash or, to a limited extent, purchase money mortgages;

    (3) Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

    (4) waiver of the right to issue Bonds.

Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property may be released without funding other property. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09)

CERTAIN COVENANTS

    The Mortgage contains a number of covenants by the Company for the benefit of bondholders, including provisions requiring the Company to maintain the Mortgaged and Pledged Property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX; Section 9.06)

DIVIDEND RESTRICTIONS

    The Mortgage provides that the Company may not declare or pay dividends (other than dividends payable solely in shares of Common Stock) on any shares of Common Stock if, after giving effect to such declaration or payment, the Company would not be able to pay its debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

FOREIGN CURRENCY DENOMINATED BONDS

    The Mortgage authorizes the issuance of Bonds denominated in foreign currencies, PROVIDED that the Company deposits with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of such deposit, a financial rating at least as high as that of the Company that, in the opinion of an independent expert, gives the Company at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. The Company believes that such a currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant Bonds, holders of such Bonds would have a claim on the assets of the Company which is greater than that to which holders of dollar-denominated Bonds issued at the same time would be entitled.

THE MORTGAGE TRUSTEE

    The Chase Manhattan Bank acts as lender under loan agreements with the Company and affiliates of the Company, and serves as trustee under indentures and other agreements involving the Company and its affiliates.

MODIFICATION

    The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the series of Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without the consent of such holder. (Article XXI)

    Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" Bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

DEFAULTS AND NOTICE THEREOF

    "Defaults" are defined in the Mortgage as:

        (1) default in payment of principal;

        (2) default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds;

        (3) default in payment of principal or interest with respect to certain prior lien bonds;

        (4) certain events in bankruptcy, insolvency or reorganization;

        (5) default in other covenants for 90 days after notice; or

        (6) the existence of any default under a Class "A" Mortgage which permits the declaration of the principal of all of the bonds secured by such Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

    An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all such mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

    The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Section 15.03) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act.
(Section 15.16) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

DEFEASANCE

    Under the terms of the Mortgage, the Company will be discharged from any and all obligations under the Mortgage in respect of the Bonds of any series if the Company deposits with the Mortgage Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the Bonds of such series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept such deposit unless it is accompanied by an Opinion of Counsel to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the

Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of such Bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and/or discharge had not occurred. (Section 20.02)

    Upon such deposit, the obligation of the Company to pay the principal of (and premium, if any) and interest on such Bonds shall cease, terminate and be completely discharged.

    In the event of any such defeasance and discharge of Bonds of such series, holders of Bonds of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Bonds of such series. (Section 20.02)

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

GENERAL

    The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an "Indenture"), between the Company and the trustees named below, or other bank or trust company to be named as trustee (each, an "Indenture Trustee"). The Unsecured Debt Securities will be unsecured obligations of the Company. If so provided in the prospectus Supplement, the Unsecured Debt Securities will be subordinated obligations of the Company ("Subordinated Debt Securities"). Except as may otherwise be described in the prospectus supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the "Subordinated Indenture"), between the Company and The Bank of New York, as Trustee. Except as may otherwise be described in the prospectus supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1996 (the "Unsecured Indenture"), between the Company and The Chase Manhattan Bank, as Trustee. Except as otherwise specified herein, the term "Indenture" includes the Subordinated Indenture and the Unsecured Indenture.

    The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the registration statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

    The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors. (Section 2.01) The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder. The Company's Articles limit the amount of unsecured debt that the Company may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. On June 17, 1999, a majority of the holders of the three classes of PacifiCorp preferred stock, voting together as a single class, consented to an increase of $5 billion in the amount of unsecured indebtedness permitted under the Company's Articles. At September 30, 1999, approximately $1.2 billion of unsecured debt was outstanding and approximately $5.9 billion of additional unsecured debt could have been issued under this provision and consent. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

    Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby:

    - the specific title of such Unsecured Debt Securities;

    - any limit on the aggregate principal amount of such Unsecured Debt Securities;

    - the date or dates on which the principal of such Unsecured Debt Securities is payable;

    - the rate or rates at which such Unsecured Debt Securities will bear interest or the manner of calculation of such rate or rates;

    - the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates;

    - the period or periods within which, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities may be redeemed, in whole or in part, at the option of the Company;

    - the obligation, if any, of the Company to redeem or purchase such Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation;

    - the form of such Unsecured Debt Securities;

    - if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which such Unsecured Debt Securities shall be issuable; and

    - any and all other terms with respect to such series. (Section 2.01)

    For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable prospectus supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of the Subordinated Debt Securities to the extent such subordination terms vary from those described under "--Subordination" below.

SUBORDINATION

    The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Subordinated Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full. (Sections 14.01 to 14.04 of the Subordinated Indenture)

    The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

        (1) all indebtedness of the Company evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by the Company for money;

        (2) all indebtedness of others of the kinds described in the preceding clause (1) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

        (3) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (1) and (2);

       unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Subordinated Debt Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01 of the Subordinated Indenture)

    The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of September 30, 1999, Senior Indebtedness of the Company aggregated approximately $3.4 billion. As of September 30, 1999, subordinated indebtedness of the Company aggregated approximately $539 million.

    As the Subordinated Debt Securities will be issued by the Company, the Subordinated Debt Securities effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of Bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by the Company, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

CERTAIN COVENANTS OF THE COMPANY

    If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under "--Events of Default" below, or the Company exercises its option to extend the interest payment period described in clause (a) in the last sentence under "--General" above, the Company will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any such extended interest payment period and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full,

    (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Common Stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or

    (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, PROVIDED that the aggregate stated value of all such series of Preferred Stock outstanding at the time of any such payment does not exceed five percent of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then outstanding and (b) the capital and surplus of the Company to be stated on the books of account of the Company after giving effect to such payment); PROVIDED, HOWEVER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06 of the Subordinated Indenture) As of September 30, 1999, the aggregate stated value of such series of Preferred Stock outstanding was approximately $175 million, which represented approximately three percent of the aggregate of clauses (a) and (b) above at such date.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Each series of Unsecured Debt Securities will be issued in registered form and, unless otherwise specified in the applicable prospectus supplement, will be represented by one or more global certificates. If not represented by one or more global certificates, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by the Company with respect to any series of Unsecured Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. (Section 4.02) The Company may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities. The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith.
(Section 2.05)

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which such Unsecured Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the prospectus supplement or the Unsecured Debt Securities are represented by one or more global certificates (see "Book-Entry Issuance"), payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of such Unsecured Debt Security. Unless otherwise indicated in the prospectus supplement or unless the Unsecured Debt Securities are represented by one or more global certificates, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payments on the Unsecured Debt Securities may be made

    - by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for such Unsecured Debt Securities or

    - to a holder of $1,000,000 or more in aggregate principal amount of such Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; PROVIDED that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of such Unsecured Debt Security to the Indenture Trustee. Unless otherwise indicated in the prospectus supplement, payment of interest on an Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name such Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest payment. (Sections 2.03 and 4.03)

    The Company will act as Paying Agent with respect to the Unsecured Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities. (Sections 4.02 and 4.03)

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Company and the holder of such Unsecured Debt Security will thereafter look only to the Company for payment thereof. (Section 11.06)

AGREED TAX TREATMENT

    The Subordinated Indenture provides that each holder of a Subordinated Debt Security, each person that acquires a beneficial ownership interest in a Subordinated Debt Security and the Company agree that for United States federal, state and local tax purposes it is intended that such Subordinated Debt Security constitutes indebtedness. (Section 13.12 of the Subordinated Indenture)

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; PROVIDED that no such modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby,

    - extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof,

    - reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to any such supplemental indenture or, in the case of the Unsecured Indenture,

    - reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase such percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default. (Section 9.02)

    In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for certain other usual purposes, including the creation of any new series of Unsecured Debt Securities. (Sections 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Unsecured Debt Securities:

    - default for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case default for 10 days) in payment of interest;

    - default in payment of principal or premium, if any;

    - default in other covenants (other than those specifically relating to one or more other series) for 90 days after notice; or

    - certain events in bankruptcy, insolvency or reorganization.
      (Section 6.01)

    The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series. (Section 6.06) The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with such Indenture Trustee. (Sections 6.01 and 6.06)

    The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) The Company is required to file annually with the applicable Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, the Company will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Unsecured Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Indenture Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of such series on the dates such payments are due in accordance with the terms of such Unsecured Debt Securities and, if, among other things, such Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, the Company delivers to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

    In addition to discharging certain obligations under the Indenture as stated above, if

    (1) the Company delivers to the Indenture Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (b) such deposit shall not result in the Company, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended, and

    (2) in the case of the Unsecured Indenture, no event or condition shall exist that would prevent the Company from making payments of the principal of (and premium, if any) or interest on the Unsecured Debt Securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period), then, in such event, the Company will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of such series.

    In the event of any such defeasance and discharge of Unsecured Debt Securities of such series, holders of Unsecured Debt Securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of such series. (Sections 11.01, 11.02 and 11.03 of the Indenture)

GOVERNING LAW

    The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

    The Bank of New York and The Chase Manhattan Bank serve as trustees and agents under agreements involving the Company and its affiliates.

MISCELLANEOUS

    The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; PROVIDED that, in the event of any such assignment, the Company will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture)

                              BOOK-ENTRY ISSUANCE

    Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as securities depositary for each series of the Additional Bonds and the Unsecured Debt Securities. The Additional Bonds and the Unsecured Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Additional Bonds and the Unsecured Debt Securities, representing the aggregate principal amount of each series of Additional Bonds or the aggregate principal amount of each series of Unsecured Debt Securities, respectively, and will be deposited with DTC or its custodian.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Additional Bonds or Unsecured Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Additional Bonds or Unsecured Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Additional Bond and each Unsecured Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Additional Bonds or Unsecured Debt Securities. Transfers of ownership interests in the Additional Bonds or Unsecured Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Additional Bonds or Unsecured Debt Securities, except in the event that use of the book-entry system for the Additional Bonds or Unsecured Debt Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Additional Bonds or Unsecured Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Additional Bonds or Unsecured Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Additional Bonds or Unsecured Debt Securities. If less than all of the Additional Bonds or Unsecured Debt Securities are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures, which, for the Additional Bonds and Unsecured Debt Securities that are not Subordinated Debt Securities, will be by lot.

    Although voting with respect to the Additional Bonds or Unsecured Debt Securities is limited to the holders of record of the Additional Bonds or Unsecured Debt Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Additional Bonds or Unsecured Debt Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Mortgage Trustee or the Indenture Trustee, as applicable, as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Additional Bonds or Unsecured Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payments on the Additional Bonds or Unsecured Debt Securities will be made by the Mortgage Trustee and the Indenture Trustee, respectively, to DTC on behalf of the Company in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Mortgage Trustee, the Indenture Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Additional Bonds or Unsecured Debt Securities are the responsibility of the Mortgage Trustee or the Indenture Trustee, respectively, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Definitive certificates for the Additional Bonds or the Unsecured Debt Securities will be printed and delivered only if:

    - DTC (or any successor depositary) notifies the Company that it is unwilling or unable to continue as a depositary for the Additional Bonds or the Unsecured Debt Securities and the Company shall not have appointed a successor

    - the Company, in its sole discretion, determines to discontinue use of the book-entry system through DTC or any successor depositary or

    - an event of default occurs and is continuing with respect to the Additional Bonds under the Mortgage or with respect to the Unsecured Debt Securities under the Indenture and, in either case, holders of a majority in aggregate principal amount of Additional Bonds or Unsecured Debt Securities, as the case may be, determine to discontinue use of DTC's book-entry system.

    DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its data processing computer applications and systems relating to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. In addition, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of those services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

    DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting that information. The address is as follows: The Depository Trust Company, Year 2000 Project Office, 55 Water Street, New York, New York 10041. Telephone numbers for the DTC Year 2000 Project Office are (212) 855-8068 and (212) 855-8881. In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address: www.dtc.org.

    According to DTC, the foregoing information with respect to Year 2000 has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be accurate, but the Company assumes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are involved in the sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

    If a dealer is used in the sale of any Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to such offering.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the prospectus supplement relating to such offer or sale. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    If so indicated in an applicable prospectus supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    In connection with a particular underwritten offering of Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. A description of these activities, if any, will be set forth in the prospectus supplement relating to such offering.

    Certain of the underwriters, dealers or agents and their associates may be customers of, engage in the transactions with or perform services for the Company and its affiliates in the ordinary course of business.

    The Company will indicate in a prospectus supplement the extent to which it anticipates that a secondary market for the Securities will be available.

    Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to certain conditions, the Company may agree to indemnify the several underwriters, dealers or agents and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Company by Stoel Rives LLP, counsel to the Company, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204, and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. John M. Schweitzer, who is an assistant secretary of the Company, is a partner in the firm of Stoel Rives LLP.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

    With respect to any unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement of which this prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee............................................  $  430,900
Fees of state regulatory authorities*.......................       2,000
Counsel fees*...............................................     800,000
Accountants' fees*..........................................      70,000
Stock exchange listing fees*................................     140,000
Trustee fees*...............................................     100,000
Rating agency fees*.........................................     275,000
Indenture recording fees*...................................      60,000
Blue sky expenses*..........................................      15,000
Printing and delivery of registration statement, prospectus,
  certificates, etc.*.......................................     300,000
Miscellaneous expenses*.....................................      77,100
                                                              ----------
    Total*..................................................  $2,270,000

------------------------

  * Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Third Restated Articles of Incorporation ("Restated Articles"), and Bylaws, as amended ("Bylaws"), require the Company to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act ("OBCA"). The effect of the OBCA is summarized as follows:

        (a) The OBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, PROVIDED the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of NOLO CONTENDERE or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

        (b) The OBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys' fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if such person is adjudged to be liable to the Company unless permitted by a court.

        (c) Under the OBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:

       (1) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding,

       (2) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding,

       (3) by special legal counsel selected by the Board of Directors or the committee thereof, as described in (i) and (ii) above, or

       (4) by the shareholders.

    Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (4) above, except that if the determination of such indemnification's permissibility is made by special counsel, then the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

        (d) Under the OBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director's or officer's good faith belief that he or she has met the prescribed standard of conduct and
    (ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

    The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. Resolutions adopted by the Company's Board of Directors require the Company to indemnify directors and officers of the Company to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.

    The Company has directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes such exhibits.

    (b) Financial Statement Schedules

        None

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement PROVIDED, HOWEVER, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PORTLAND, STATE OF OREGON, ON NOVEMBER 22, 1999.

                                                       PACIFICORP

                                                       By:  /s/ RICHARD T. O'BRIEN
                                                            -----------------------------------------
                                                            Richard T. O'Brien
                                                            Executive Vice President and
                                                            Chief Operating Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on November 22, 1999 in the capacities indicated.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                 *KEITH R. MCKENNON
     -------------------------------------------       Chairman, Chief Executive Officer and Director
                  Keith R. McKennon

                 /s/ HENRY H. HEWITT                   Executive Vice President, Finance and
     -------------------------------------------         Administration (also Principal Financial
                   Henry H. Hewitt                       Officer)

                /s/ ROBERT R. DALLEY
     -------------------------------------------       Controller (also Principal Accounting Officer)
                  Robert R. Dalley

                *W. CHARLES ARMSTRONG
     -------------------------------------------       Director
                W. Charles Armstrong

                  *KATHRYN A. BRAUN
     -------------------------------------------       Director
                  Kathryn A. Braun

                  *C. TODD CONOVER
     -------------------------------------------       Director
                   C. Todd Conover

                  *NOLAN E. KARRAS
     -------------------------------------------       Director
                   Nolan E. Karras

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  *ROBERT G. MILLER
     -------------------------------------------       Director
                  Robert G. Miller

                  *ALAN K. SIMPSON
     -------------------------------------------       Director
                   Alan K. Simpson

                   *VERL R. TOPHAM
     -------------------------------------------       Director
                   Verl R. Topham

                 *NANCY WILGENBUSCH
     -------------------------------------------       Director
                  Nancy Wilgenbusch

                   *PETER I. WOLD
     -------------------------------------------       Director
                    Peter I. Wold

*By                  /s/ RICHARD T. O'BRIEN
             --------------------------------------
                       Richard T. O'Brien
                       (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

       EXHIBIT                                                                        SEQUENTIAL
         NO.                                    DESCRIPTION                            PAGE NO.
---------------------   ------------------------------------------------------------  ----------
        *1(a)           Form of Underwriting Agreement relating to Additional
                          Preferred Stock (Exhibit (1), File No. 33-41983)..........

        *1(b)           Form of Underwriting Agreement relating to Additional Bonds
                          (Exhibit (1)(a), File No. 33-49607).......................

        *1(c)           Form of Underwriting Agreement relating to Unsecured Debt
                          Securities (Exhibit (1)(b), File No. 33-55309)............

        *2              Amended and Restated Agreement and Plan of Merger dated as of December 6, 1998, as amended as of January 29, 1999 and
                          February 9, 1999, and amended and restated as of February
                          23, 1999, by and among Scottish Power plc (formerly New
                          Scottish Power plc), Scottish Power U.K. plc (formerly
                          Scottish Power plc), NA General Partnership, and the
                          Company (Exhibit B, Proxy Statement/Prospectus dated
                          May 6, 1999, Part I of the Registration Statement on
                          Form F-4 filed May 6, 1999 by Scottish Power plc and New
                          Scottish Power plc, File No. 333-77877)...................

        *4(a)           Third Restated Articles of Incorporation of the Company
                          (Exhibit (3)b, Form 10-K for fiscal year ended December
                          31, 1996, File No. 1-5152)................................

        *4(b)           Form of Certificate evidencing No Par Serial Preferred Stock
                          (Exhibit 4-D to Form 8-B, File No. 1-5152)................

        *4(c)           Bylaws of the Company (as amended November 18, 1998)
                          (Exhibit (3)b, Form 10-K/A for fiscal year ended year
                          ended December 31, 1998, File No. 1-5152).................

        *4(d)           Mortgage and Deed of Trust dated as of January 9, 1989
                          between the Company and Morgan Guaranty Trust Company of
                          New York (The Chase Manhattan Bank (formerly Chemical
                          Bank), successor), Trustee, as supplemented and modified
                          by thirteen Supplemental Indentures (Exhibit 4-E,
                          Form 8-B, File No. 1-5152; Exhibit (4)(b), File
                          No. 33-31861; Exhibit (4)(a), Form 8-K dated January 9,
                          1990, File No. 1-5152; Exhibit 4(a), Form 8-K dated
                          September 11, 1991, File No. 1-5152; Exhibit 4(a),
                          Form 8-K dated January 7, 1992, File No. 1-5152;
                          Exhibit 4(a), Form 10-Q for the quarter ended March 31,
                          1992, File No. 1-5152; Exhibit 4(a), Form 10-Q for the
                          quarter ended September 30, 1992, File No. 1-5152;
                          Exhibit 4(a), Form 8-K dated April 1, 1993, File
                          No. 1-5152; Exhibit 4(a), Form 10-Q for the quarter ended
                          September 30, 1993, File No. 1-5152; Exhibit 4(a),
                          Form 10-Q for the quarter ended June 30, 1994, File
                          No. 1-5152; Exhibit 4(b), Form 10-K for fiscal year ended
                          December 31, 1994, File No. 1-5152; Exhibit (4)b,
                          Form 10-K for the fiscal year ended December 31, 1995,
                          File No. 1-5152; Exhibit (4)b, Form 10-K for the fiscal
                          year ended December 31, 1996, File No. 1-5152); and
                          Exhibit (4)b, Form 10-K/A for the fiscal year ended
                          December 31, 1998, File No. 1-5152).......................

        *4(e)           Form of First Mortgage Bond (Exhibit (4)(h), File
                          No. 33-26517).............................................

        *4(f)           Indenture dated as of May 1, 1995 between the Company and
                          The Bank of New York, as Trustee, as supplemented by three
                          Supplemental Indentures (Exhibit (4)(a), File
                          No. 333-03357, and Exhibit 4(h), File No. 333-09115)......

        *4(g)           Form of Fourth Supplemental Indenture to Indenture to be
                          used in connection with the issuance of corresponding
                          junior subordinated debentures and preferred securities
                          (Exhibit 4(c), File No. 333-23027)........................

       EXHIBIT                                                                        SEQUENTIAL
         NO.                                    DESCRIPTION                            PAGE NO.
---------------------   ------------------------------------------------------------  ----------
        *4(h)           Form of Supplemental Indenture to Subordinated Indenture to
                          be used in connection with the issuance of Subordinated
                          Debt Securities (Exhibit 4(d), File No. 33-58569).........

        *4(i)           Form of Subordinated Debt Securities (included in
                          Exhibit 4(h) above).......................................

        *4(j)           Form of Indenture between the Company and The Chase
                          Manhattan Bank, as Trustee, relating to Unsecured Debt
                          Securities other than Subordinated Debt Securities
                          (Exhibit 4(k), File No. 333-09115)........................

        *4(k)           Form of Unsecured Debt Security other than Subordinated Debt
                          Securities (included in Exhibit 4(j) above)...............

         5              Opinion of Stoel Rives LLP..................................

       *12(a)           Statements re Computation of Ratios of Earnings to Fixed
                          Charges (Exhibit 12(a), Form 10-Q for the quarter ended
                          September 30, 1999, File No. 1-5152)......................

       *12(b)           Statements re Computation of Ratios of Earnings to Combined
                          Fixed Charges and Preferred Stock Dividends.
                          (Exhibit 12(b), Form 10-Q for the quarter ended September
                          30, 1999, File No. 1-5152)................................

        15              Letter re Unaudited Interim Financial Information...........

        23(a)           Consent of Deloitte & Touche LLP............................

        23(b)           Consent of Stoel Rives LLP (included in Exhibit 5 above)....

        24              Powers of Attorney..........................................

        25(a)           Statement of Eligibility under the Trust Indenture Act of
                          1939, as amended, of The Bank of New York, as Trustee
                          under the Indenture dated as of May 1, 1995 relating to
                          Subordinated Debt Securities, as supplemented, between the
                          Company and The Bank of New York..........................

        25(b)           Statement of Eligibility under the Trust Indenture Act of
                          1939, as amended, of The Chase Manhattan Bank, as Trustee
                          under the Indenture relating to Debt Securities other than
                          Subordinated Debt Securities, between the Company and The
                          Chase Manhattan Bank......................................

        25(c)           Statement of Eligibility under the Trust Indenture Act of
                          1939, as amended, of The Chase Manhattan Bank, as Trustee, under the Mortgage and Deed of Trust, dated as of
                          January 9, 1989 between the Company and Morgan Guaranty
                          Trust Company of New York (The Chase Manhattan Bank
                          (formerly Chemical Bank), successor), Trustee, as
                          supplemented and modified, relating to First Mortgage
                          Bonds.....................................................

------------------------

  * Incorporated by reference.